EXHIBIT 99.1

Immediate Release	CONTACT: Frederick N. Cooper (215) 938-8312
February 23, 2011	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS FY 2011 1ST QTR RESULTS
Horsham, PA, February 23, 2011 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts and backlog for its first quarter ended January 31, 2011.
The Company reported FY 2011 first quarter net income of $3.4 million, or $0.02 per share diluted, compared to a FY 2010 first quarter net loss of $40.8 million, or $0.25 per share diluted. FY 2011’s first quarter included a net tax benefit of $20.4 million, compared to a $16.0 million net tax benefit in FY 2010’s first quarter.
On a pre-tax basis, the Company reported a FY 2011 first quarter loss of $17.0 million, compared to a FY 2010 first quarter loss of $56.8 million. FY 2011’s first quarter included pre-tax inventory and joint venture write-downs totaling $25.1 million compared to $33.4 million of inventory write-downs in FY 2010’s first quarter. Excluding inventory and joint venture write-downs, FY 2011’s first quarter pre-tax income was $8.1 million compared to a pre-tax loss of $23.4 million in FY 2010’s first quarter.
FY 2011’s first quarter revenues and home building deliveries of $334.1 million and 570 units rose 2% in dollars and declined 4% in units compared to FY 2010’s first quarter results. FY 2011’s first quarter average delivery price of $586,000 was 7% higher than FY 2010’s same period average price.
During FY 2011’s first quarter, the Company signed net contracts of $307.2 million and 548 units, an increase of 5% in dollars and 4% in units, compared to FY 2010’s first quarter. The average price of $560,000 increased 1% from FY 2010’s first quarter.
FY 2011’s first-quarter net signed contracts per community of 2.81 units rose 7% compared to FY 2010’s first quarter average of 2.63 units. FY 2011’s result was an improvement of 184% and 37%, respectively, compared to first quarter FY 2009 and FY 2008 averages of 0.99 units and 2.05 units. These results were still well below the Company’s ten-year first quarter average of 5.06 net signed contracts per community from FY 2001 through FY 2010.
The Company ended FY 2011’s first quarter with a backlog of $825.2 million and 1,472 units, a decrease of 2% in dollars and an increase of 1% in units compared to FY 2010’s first-quarter-end backlog.
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The Company’s cancellation rate as a percentage of contracts (current-quarter cancellations divided by current-quarter signed contracts) was 5.7%. As a percentage of beginning-quarter backlog, it was 2.3%, the lowest in four years. The Company’s cancellation rates have returned to historic norms after several years of elevation.
The Company ended FY 2011’s first quarter with $1.10 billion of unrestricted cash and marketable securities and $797.5 million available under its $885 million 12-bank credit facility, which matures in October 2014. Toll Brothers ended FY 2011’s first quarter with a net-debt-to-capital ratio(1) of 17.6%, compared to 10.8% at FY 2010’s first-quarter end.
The Company purchased approximately 1,935 lots during FY 2011’s first quarter for approximately $132 million and ended the quarter with approximately 35,700 lots owned or optioned compared to 31,700 lots one year earlier. The Company ended FY 2011’s first quarter with 200 selling communities compared to 190 one year earlier. The Company expects to end FY 2011 with between 215 and 225 selling communities.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “The market is still tough; the home buyer is still wary. Although our customers recognize that this is perhaps the best time to buy in many years, so far the market is not generating the positive momentum that creates urgency among buyers. In this environment, we are pleased to have achieved modest pre-tax profitability on a pre-write-down basis for our third consecutive quarter. In addition, our contracts per community were the highest for a first quarter since FY 2007.
“In many places the market appears to be improving. These include the metro Washington, D.C.-to-metro Boston corridor, especially our metro New York City urban projects, as well as Texas: Combined, these markets represent almost 70% of our backlog.
“We continue to focus on building our land position and growing our community count as we position the Company for the recovery. We purchased $420 million of land in FY 2010 and another $132 million in FY 2011’s first quarter. We have a strong balance sheet and the liquidity needed to support our growth. We believe we are well-positioned to continue to take advantage of attractive land and other opportunities arising from current market conditions.
“Gibraltar Capital and Asset Management LLC, which in June partnered on the purchase of a $1.7 billion face value FDIC portfolio of former Amtrust Bank assets, continues to selectively review a steady flow of new opportunities. These have included FDIC and bank portfolios and other distressed real estate investments. Gibraltar contributed a small net profit this quarter to Toll Brothers’ bottom line.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Our pre-impairment margin improved by over 400 basis points compared to last year’s first quarter. We attribute this predominantly to reduced incentives, benefits from new purchasing initiatives, and the close-out of certain lower margin communities. Our SG&A as a percentage of revenues improved by 220 basis points, which was primarily due to $6 million of insurance recoveries and other accrual reversals.
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“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance:
“We ended FY 2011’s first quarter with a relatively flat backlog compared to FYE 2010. As such, we currently estimate that we will deliver between 2,200 and 2,800 homes in FY 2011 at an average price of between $540,000 and $565,000 per home. Due to geographic mix, we expect a lower average price for delivered homes in the final three quarters of FY 2011 than reported in our first quarter.”
Robert I. Toll, executive chairman, stated: “The industry needs to string a few good quarters together to create confidence. Improved confidence will pull customers off the fence and into the market, creating volume and pricing power. We are cautiously optimistic as we head into the Spring selling season with the emphasis on “cautious”. While some data suggests an improving economy, many customers remain hesitant.
“During the past few years the industry has, naturally, put very little ground through the approval process. We believe demand is increasing somewhat in certain markets, and that eventually, this demand will bump up against constrained supply. When this happens, we foresee happier days ahead for those home building companies with reputations intact and the capital and home sites to meet that demand.
Toll Brothers’ financial highlights for the first quarter and fiscal year ended January 31, 2011 (unaudited):
•	FY 2011’s first quarter net income was $3.4 million, or $0.02 per share diluted, compared to FY 2010’s first quarter net loss of $40.8 million, or $0.25 per share diluted.
•
FY 2011’s first quarter included a tax benefit of $20.4 million, primarily due to the reversal of previously accrued taxes, penalties and interest, compared to a $16.0 million tax benefit in FY 2010’s first quarter.

•
FY 2011’s first quarter pre-tax loss was $17.0 million, compared to a FY 2010 first quarter pre-tax loss of $56.8 million. FY 2011’s first quarter results included pre-tax write-downs of $25.1 million: $5.5 million of the write-downs was attributable to operating communities, $(0.4) million net of recovery of previous costs related to land controlled for future communities, and $20.0 million attributed to joint ventures. FY 2010’s first quarter results included pre-tax write-downs totaling $33.4 million of inventory write-downs.

•	Excluding write-downs, FY 2011’s first quarter pre-tax income was $8.1 million, compared to FY 2010’s first quarter pre-tax loss of $23.4 million.
•	FY 2011’s first quarter gross margin, excluding interest and write-downs, improved to 22.6% from a revised 18.3% in FY 2010’s first quarter.
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•
In FY 2011’s first quarter, the Company revised its accounting for excess subsidies to its wholly owned mortgage subsidiary. As a result, for FY 2010’s first quarter, $281,000 was reclassified from other income to a reduction in cost of sales. The Company anticipates it will similarly reclassify approximately $156,000, $2.9 million and $3.2 million from other income to a reduction in cost of sales for FY 2010’s second, third and fourth quarters, respectively.

•	Interest included in cost of sales increased from 5.3% to 5.4% of revenue as more inventory is held for longer periods.
•	FY 2011’s first quarter total revenues of $334.1 million and 570 units rose 2% in dollars and declined 4% in units from FY 2010’s first quarter total revenues of $326.7 million and 596 units.
•	FY 2011’s first quarter signed gross contracts of $325.9 million and 581 units rose 4% in dollars and 3% in units from FY 2010’s first quarter totals of $313.2 million and 564 gross contracts.
•
The average price per unit of gross contracts signed in FY 2011’s first quarter was approximately $561,000, compared to approximately $564,000 in FY 2010’s fourth quarter and $555,000 in FY 2010’s first quarter.

•
The Company’s FY 2011 first quarter net contracts of $307.2 million and 548 units, increased by 5% and 4%, respectively, compared to FY 2010’s first-quarter net contracts of $292.1 million and 526 units.

•
The average price per unit of net contracts signed in FY 2011’s first quarter was approximately $561,000, compared to approximately $565,000 in FY 2010’s fourth quarter and $555,000 in FY 2010’s first quarter.

•
The average price per unit of cancellations in FY 2011’s first quarter was approximately $566,000, compared to approximately $554,000 in FY 2010’s fourth quarter and $555,000 in FY 2010’s first quarter.

•	In FY 2011, first quarter cancellations totaled 33. This compared to 54, 46, 46 and 38, respectively, in FY 2010’s fourth, third, second and first quarters.
•
FY 2011’s first quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.7%. This compared to 8.8%, 6.2%, 5.3%, and 6.7%, respectively, in FY 2010’s fourth, third, second and first quarters. As a percentage of beginning-quarter backlog, FY 2011’s first quarter cancellation rate was 2.3%, the lowest in over four years. This compared to 3.3%, 2.6%, 3.1% and 2.5%, respectively, in FY 2010’s fourth, third, second and first quarters.

•	In FY 2011, first quarter-end backlog of $825.2 million and 1,472 units decreased 2% and rose 1%, respectively, from FY 2010’s first quarter-end backlog of $840.2 million and 1,461 units.
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•
In FY 2011’s first quarter, unconsolidated entities in which the Company had an interest delivered $79.0 million of homes, compared to $16.0 million in the first quarter of FY 2010. The Company recorded its share of the results from these entities’ operations in “(Loss) Income from Unconsolidated Entities” on the Company’s Statement of Operations. In FY 2011’s first quarter, unconsolidated entities in which the Company had an interest signed contracts of $24.1 million compared to $41.7 million in FY 2010’s first quarter. At January 31, 2011, unconsolidated entities in which the Company had an interest had a backlog of $36.4 million, compared to $62.4 million at January 31, 2010.

•
The Company ended its FY 2011 first quarter with $1.10 billion in cash and marketable securities compared to $1.24 billion at FYE 2010, and $1.75 billion of cash and marketable securities at FY 2010’s first-quarter end. During FY 2011’s first quarter, the Company used approximately $146 million of cash to purchase land and land-related notes. At FY 2011’s first-quarter end, it had $797.5 million available under its 12-bank credit facility, which matures in October 2014.

•	The Company’s Stockholders’ Equity at FY 2011’s first-quarter end rose 3% to $2.57 billion, compared to $2.48 billion at FY 2010’s first-quarter end.
•	The company ended its FY 2011 first quarter with a net-debt-to-capital ratio of 17.6%, compared to 13.6% at FYE 2010 and 10.8% at FY 2010’s first quarter end.
•
The Company ended FY 2011’s first quarter with approximately 35,700 lots owned and optioned, compared to 34,900 one quarter earlier, 31,700 one year earlier and 91,200 at its peak at FY 2006’s second-quarter end. Approximately 30,800 of these lots were owned, of which approximately 10,800 lots, including those in backlog, were substantially improved.

•	In the first quarter of FY 2011 the Company purchased 1,935 lots for $132 million and spent an additional $14 million to purchase land-related notes securing 320 lots.
•
The Company ended FY 2011’s first quarter with 200 selling communities, compared to 195 at FYE 2010 and 190 at FY 2010’s first-quarter end. The Company now expects to end FY 2011 with between 215 to 225 selling communities, compared to its peak of 325 communities at FY 2007’s second- quarter end.

•
Based on FY 2011’s first quarter backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 2,200 and 2,800 homes in FY 2011. It believes the average delivered price for FY 2011 will be between $540,000 and $565,000 per home.

(1)
Net-debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders’ equity.

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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EST) today, February 23, 2011, to discuss these results and its outlook for FY 2011. To access the call, enter the Toll Brothers’ website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an on-line replay which will follow and continue through April 30, 2011. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was honored to receive the #1 ranking in Fortune Magazine’s 2010 World’s Most Admired Companies Survey among home building companies. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
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Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources and condition; selling communities; home deliveries; average home prices; land position; home buyer cancellations; the ability to deliver homes from backlog; the ability to gain approvals, open new communities and sell homes and properties; the pursuit of business opportunities; consumer demand; and market and industry trends.
Such forward-looking information is subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, the Company’s current plans, anticipated actions, and future financial resources, condition and results may differ materially from those expressed in any forward-looking statement.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31,	October 31,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$886,599	$1,039,060
Marketable securities	214,431	197,867
Restricted cash	52,408	60,906
Inventory	3,360,437	3,241,725
Property, construction and office equipment, net	101,382	79,916
Receivables, prepaid expenses and other assets	89,241	97,039
Mortgage loans receivable	40,863	93,644
Customer deposits held in escrow	16,694	21,366
Investments in and advances to unconsolidated entities	157,775	198,442
Income tax refund recoverable	141,590	141,590

Total Assets	$5,061,420	$5,171,555

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$104,389	$94,491
Senior notes	1,544,588	1,544,110
Mortgage company warehouse loan	19,410	72,367
Customer deposits	74,761	77,156
Accounts payable	83,612	91,738
Accrued expenses	522,033	570,321
Income taxes payable	142,210	162,359

Total liabilities	2,491,003	2,612,542

Equity:
Stockholders’ Equity
Preferred stock	—	—
Common stock	1,668	1,664
Additional paid-in capital	367,792	360,006
Retained earnings	2,197,873	2,194,456
Treasury stock, at cost	(131)	(96)
Accumulated other comprehensive loss	(340)	(577)

Total stockholders’ equity	2,566,862	2,555,453
Noncontrolling interest	3,555	3,560

Total equity	2,570,417	2,559,013

	$5,061,420	$5,171,555

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended
	January 31,
	2011	2010

Revenues	$334,116	$326,698

Cost of revenues	281,965	317,487
Selling, general and administrative	61,251	67,273
Interest expense	1,112	7,257

	344,328	392,017

Loss from operations	(10,212)	(65,319)
Other:
(Loss) income from unconsolidated entities	(11,002)	366
Interest and other income	4,167	8,233
Expenses related to early retirement of debt		(34)

Loss before income tax benefit	(17,047)	(56,754)
Income tax benefit	(20,464)	(16,000)

Net income (loss)	$3,417	$(40,754)

Income (loss) per share:
Basic	$0.02	$(0.25)

Diluted	$0.02	$(0.25)

Weighted-average number of shares:
Basic	166,677	165,237
Diluted	168,121	165,237
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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
($ Amounts in thousands)
(unaudited)

	Three months ended
	January 31,
	2011	2010
Impairment charges recognized:
Cost of sales	$5,126	$33,381
Loss from unconsolidated entities	20,000

	$25,126	$33,381

Depreciation and amortization	$3,744	$5,248

Interest incurred	$29,716	$29,689

Interest expense:
Charged to cost of sales	$18,082	$17,253
Directly charged to statement of operations	1,112	7,257
Charged to interest and other income	70	104

Total	$19,264	$24,614

Home sites controlled:
Owned	30,751	27,024
Optioned	4,960	4,719

	35,711	31,743

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia
South:	Florida, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	January 31,		January 31,
	Units		$ (Millions)
	2011	2010	2011	2010

HOME BUILDING REVENUES

North	149	167	$82.5	$91.4
Mid-Atlantic	179	192	103.8	101.1
South	115	113	61.9	55.3
West	127	124	85.9	78.9

Total consolidated	570	596	$334.1	$326.7

CONTRACTS

North	132	136	$73.7	$72.9
Mid-Atlantic	190	161	108.8	89.6
South	126	117	69.2	56.6
West	100	112	55.5	73.0

Total consolidated	548	526	$307.2	$292.1

Backlog

North	504	519	$250.6	$265.1
Mid-Atlantic	486	462	289.4	282.2
South	307	286	166.9	149.2
West	175	194	118.3	143.7

Total consolidated	1,472	1,461	$825.2	$840.2

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three months ended January 31, 2011 and 2010, and for backlog at January 31, 2011 and 2010 is as follows:

	2011	2010	2011	2010
	Units	Units	$ (Mill)	$ (Mill)
Three months ended January 31,
Revenues	108	24	$79.0	$16.0
Contracts	28	49	$24.1	$41.7

Backlog at January 31,	46	82	$36.4	$62.4
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